UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2022

INTEGRATED CANNABIS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-56291	90-1505708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6810 North State Road 7

Coconut Creek, FL 33073

(Address of principal executive offices)(Zip Code)

(954) 906-0098

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Integrated Cannabis Solutions, Inc. is referred to herein as “we”, “our”, or “us”.

Item 1.01 Entry into a Material Definitive Agreement.

January 26, 2002 Acquisition Agreement Between and Among Us, Integrated Holding Solutions, Inc. (our wholly owned subsidiary), and GCTR Management, Inc.

On January 26, 2022, we and our wholly owned subsidiary, Integrated Holding Solutions, Inc.  (the “Buyer”),  completed an Acquisition Agreement (the “Agreement”) with GCTR Management, LLC, a California Limited Liability Company (the “Seller” or “GCTR”), and its Managing Member. The Seller is in the business of managing cannabis companies.

The Agreement provides for the Buyer’s acquisition of 100% of the Seller’s Membership Units in return for consideration to the Seller of our 1,200,000 Preferred B Shares (“Preferred B Share Consideration”).  For a period of 12 months following the closing date, should the Seller’s revenue exceed certain specified levels specified in the Agreement, the Buyer will be required to pay the Seller additional monetary consideration pertaining to those specified revenue levels. Further, the terms provide that: (a) upon the closing, the Seller shall become the Buyer’s  wholly-owned subsidiary; (b) the operations of the Seller shall become the operations of the Buyer; (c) the Managing Member of the Seller shall manage GCTR’s operations; and (d) the Buyer  will have redemption rights to purchase back the Preferred B Share Consideration within 6 months of our issuance of  said shares on the Buyer’s behalf to the Seller at $10.00 per Preferred Share (“Redemption Rights”). The Buyer has the right to extend the Redemption Rights for an additional 6-month period.

Our Chief Executive Officer, Matt Dwyer, owns 19% of one of GCTR’s clients; accordingly, there is a potential conflict of interest between our Chief Executive Officer’s interests and the interests of our shareholders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	January 26, 2022 Acquisition Agreement*

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2022

INTEGRATED CANNABIS SOLUTIONS, INC.

By:	/s/ Matt Dwyer
Matt Dwyer
Chief Executive Officer

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